UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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PRA INTERNATIONAL

(Name of Registrant as Specified In Its Charter)

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PRA INTERNATIONAL
12120 SUNSET HILLS ROAD
SUITE 600
RESTON, VIRGINIA 20190

TABLE OF CONTENTS

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
VOTING SECURITIES
PROPOSAL 1: ELECTION OF DIRECTORS
OTHER INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
RATIFICATION OF AUDITORS
APPENDIX A
NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2007

To our stockholders:

You are invited to attend the 2007 Annual Meeting of Stockholders of PRA International to be held at our new Victoria office location, 655 Tyee Road, Victoria, British Columbia, Canada, V9A 6X5, on June 12, 2007, at 9:00 a.m., local time, for the following purposes:

1. electing the Class III members of the board of directors of the Company;

2. ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3. acting upon such other matters as may properly come before the annual meeting or any adjournments thereof.

The foregoing matters are described in more detail in the accompanying Proxy Statement. In addition, financial and other information about PRA International is contained in the accompanying Annual Report to Stockholders for the fiscal year ended December 31, 2006. The Annual Report to Stockholders consists of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission on March 14, 2007, as well as the information regarding each of our directors and executive officers as contained in the accompanying Proxy Statement under “Proposal 1: Election of Directors” and “Other Information — Executive Officers.”

The board of directors has fixed the close of business on April 16, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the meeting. Consequently, only holders of our common stock of record on the transfer books of the Company at the close of business on April 16, 2007 will be entitled to notice of and to vote at the meeting.

We have enclosed a postage-prepaid envelope for that purpose. If you attend the annual meeting, you may vote in person even if you have already returned a proxy.

For admission to the meeting, all stockholders should come to the stockholder check-in table. Those who own shares in their own names should provide identification and have their ownership verified against the list of registered stockholders as of the record date. Those who have beneficial ownership of stock through a bank or broker must bring account statements or letters from their banks or brokers indicating that they owned PRA International common stock as of April 16, 2007. In order to vote at the meeting, beneficial owners of stock must bring legal proxies, which can be obtained only from their brokers or banks.

By order of the Board of Directors:

Terrance J. Bieker
Chief Executive Officer

Reston, Virginia
May 14, 2007

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope.

PROXY STATEMENT

The 2007 annual meeting of stockholders of PRA International, a Delaware corporation, will be held at our new Victoria office location, 655 Tyee Road, Victoria, British Columbia, Canada, V9A 6X5, on June 12, 2007, at 9:00 a.m. local time. Copies of this proxy statement and the accompanying proxy, which are being solicited by our board of directors, are being mailed on or about May 14, 2007 to holders of record of our common stock, par value $0.01 per share, as of April 16, 2007.

VOTING SECURITIES

Record Date; Outstanding Shares; Shares Entitled to Vote

Our board of directors has fixed the close of business on April 16, 2007 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting. On the record date, we had 24,405,832 shares of common stock issued and outstanding held by approximately 96 stockholders of record.

Stockholders of record on the record date will be entitled to one vote per share of our common stock on any matter that may properly come before the annual meeting and any adjournments or postponements of that meeting.

Quorum and Vote Required

The presence, in person or by duly executed proxy, of stockholders entitled to cast a majority of the votes entitled to be cast at the annual meeting is required in order to constitute a quorum. If a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

If a quorum is present, a plurality of votes properly cast at the annual meeting will be required to elect the Class III members of the board of directors and a majority of votes properly cast at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Voting; Proxies; Revocation

Shares of our common stock represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked prior to or at the annual meeting, will be voted at the annual meeting, and at any adjournments, continuations or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of our common stock represented by that proxy will be voted “FOR” the election of the two nominees for Class III directors and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Proxies are being solicited on behalf of our board of directors.

Anyone who executes a proxy may revoke it at or before the annual meeting by:

•	delivering to our corporate secretary a written notice of revocation of a previously delivered proxy bearing a later date than the proxy;

•	duly executing, dating, and delivering a subsequent proxy to our corporate secretary; or

•	attending the annual meeting and voting in person.

Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy. Any written notice revoking a proxy should be delivered to PRA International, 12120 Sunset Hills Road, Suite 600, Reston, Virginia 20190, Attention: Vice President, Legal Affairs. If your shares are held in a brokerage account, you must follow your broker’s instructions to revoke a proxy.

Abstentions and Broker Non-Votes

An abstention is deemed present but it is not deemed a vote cast. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions and broker non-votes are included in determining whether a quorum is present but are not included in the tabulation of the voting results. As such, abstentions and broker non-votes do not affect the voting results with respect to the election of directors or the issues requiring the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions and broker non-votes will have the effect of a vote against the approval of any items requiring the affirmative vote of the holders of a majority or greater of the outstanding common stock.

Proxy Solicitation

We are soliciting proxies from our stockholders for our annual meeting. We will bear the entire cost of soliciting proxies from our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to our directors, officers, or other regular employees for these services.

Business; Adjournments

We do not expect that any matter other than the proposals presented in this proxy statement will be brought before the annual meeting. However, if other matters are properly presented at the annual meeting or any adjournment or postponement of the annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

If a quorum is not present at the annual meeting, it may be adjourned from time to time upon the approval of the holders of shares representing a majority of the votes present in person or by proxy at the annual meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting which might have been transacted at the annual meeting originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. The Company does not currently intend to seek an adjournment of the annual meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors currently comprises seven members divided into three classes. If Gregory P. Spivy, who is being nominated for the first time to serve as a Class III director, is elected as a director at the annual meeting, the size of the board will increase to eight members effective as of the annual meeting, as provided by our bylaws. Each year the stockholders will elect the members of each class to a three-year term of office.

The term of office of the Class III directors expires at this year’s annual meeting, the term of office of the Class I directors expires at the 2008 annual meeting, and the term of office of the Class II directors expires at the 2009 annual meeting, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death, or removal from office.

The following table lists our directors and the classes in which they will serve as of the date of this proxy statement:

Class III	Class I	Class II
(Term Expiring 2007)	(Term Expiring 2008)	(Term Expiring 2009)

Melvin D. Booth	Terrance J. Bieker	Jean Pierre L. Conte
Robert E. Conway	Judith A. Hemberger	Armin M. Kessler
Gregory P. Spivy*	Robert J. Weltman

*	Mr. Spivy is being nominated to serve as a member of Class III for the first time. He has not previously served as a member of our board and if elected will be up for reelection in 2010 with other Class III directors.

Our board of directors has approved the nomination of Melvin D. Booth, Robert E. Conway and Gregory P. Spivy as Class III directors for election at the annual meeting to serve until the annual meeting of stockholders in the year 2010 (or until such time as their respective successors are elected and qualified or their earlier resignation, death, or removal from office). Terrance J. Bieker, Jean Pierre L. Conte, Judith A. Hemberger, Armin M. Kessler, and Robert J. Weltman are not standing for re-election at the annual meeting.

The board of directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, proxies cast for that nominee may be voted with discretionary authority for a substitute or substitutes as shall be designated by the board of directors.

Nominees for election to the board of directors shall be elected by a plurality of votes properly cast at the annual meeting. The board of directors recommends that you vote “FOR” the election of all of the nominees.

Set forth below are the names and other information pertaining to the board’s nominees and other directors whose terms of office will continue after the annual meeting:

		First Year
		Elected
Name	Age	Director	Position

Class I
Terrance J. Bieker	61	2006	Chief Executive Officer and Director
Judith A. Hemberger	59	2005	Director
Robert J. Weltman	42	2001	Director
Class II
Jean-Pierre L. Conte	43	2001	Director
Armin M. Kessler	69	2005	Director
Class III
Melvin D. Booth	62	2004	Chairman
Robert E. Conway	53	2004	Director
Gregory P. Spivy	38	—	Director

Terrance J. Bieker.  Terrance J. Bieker became our interim chief executive officer and director in December 2006. Mr. Bieker was appointed as our chief executive officer on May 7, 2007. Mr. Bieker previously served as director, president and chief executive officer, since November 1, 2003, of BioSource International, Inc. From April 2003 to October 2003, Mr. Bieker served as chief executive officer of Axya Medical, Inc. a medical device company engaged in the sales of orthopedic surgical devices. From 2000 through 2002, Mr. Bieker served as president and chief executive officer of MedSafe, Inc. a medical regulatory consulting company. Mr. Bieker was president and chief executive officer of Transfusion Technologies Corporation, a medical device company from 1999 to 2000. From 1997 to 1999, Mr. Bieker served as executive vice president and chief operating officer of Safeskin Corporation, a manufacturer of disposable gloveware. From 1989 to 1997, Mr. Bieker served as chairman, chief executive officer, and president of

Sanofi Diagnostics Pasteur, Inc., a clinical diagnostic division of Sanofi, SA, a French pharmaceutical and healthcare company. Prior to these appointments, Mr. Bieker served as general manager of Genetic Systems Corporation. His early career was with various divisions of American Hospital Supply Corporation. Mr. Bieker holds a B.S. degree in Economics from the University of Minnesota.

Melvin D. Booth.  Melvin D. Booth was a director of MedImmune, Inc. from November 1998 until March 2005 and served as its president and chief operating officer from October 1998 through December 2003. Prior to joining MedImmune, Inc., Mr. Booth was president, chief operating officer, and a member of the board of directors of Human Genome Sciences, Inc. from July 1995 to October 1998. Mr. Booth held many executive positions from 1975 to July 1995 at Syntex, including president of Syntex’s US pharmaceutical business. Mr. Booth is currently a board member of Millipore Corporation (for which he is the lead director) and Ventria Bioscience. Mr. Booth also currently serves as chairman of the board of directors for Prestwick Pharmaceuticals, Inc. and as a member of the Strategic Advisory Committee of Genstar Capital, L.P. Mr. Booth graduated with honors and holds an honorary Doctor of Science degree from Northwest Missouri State University. He is a Certified Public Accountant. Mr. Booth currently serves as chairman of our audit committee and became chairman of our board of directors in December 2006.

Jean-Pierre L. Conte.  Jean-Pierre L. Conte is currently chairman, managing director, and limited partner of Genstar Capital, L.P., the manager of Genstar Capital Partners III, L.P., a private equity limited partnership. Mr. Conte joined Genstar in 1995. Prior to joining Genstar, Mr. Conte was a principal for six years at the NTC Group, Inc., a private equity investment firm. He served as chairman of the board of PRA from 2001 until December 2006. Mr. Conte has also served as a director of American Pacific Enterprises, LLC since May 2004. He has served as a director of Altra Industrial Motion, Inc. and Propex Fabrics, Inc. since December 2004. He has also served as a director of Panolam Industries International, Inc. since September 2005 and Harlan Sprague Dawley, Inc. since December 2005. Mr. Conte holds an M.B.A. from Harvard University and a B.A. from Colgate University.

Robert E. Conway.  Robert E. Conway is currently the chief executive officer of Array BioPharma Inc., which he joined in November 1999. Prior to joining Array BioPharma, Mr. Conway was the chief operating officer and executive vice president of the Clinical Trials Division of Hill Top Research, Inc., which he joined in 1996. Mr. Conway serves on the boards of directors of Array BioPharma and DEMCO, Inc. Mr. Conway also serves as a member of the Strategic Advisory Committee of Genstar Capital, L.P. Mr. Conway received a B.S. in accounting from Marquette University and an M.B.A. from the University of Cincinnati, and is a Certified Public Accountant. Mr. Conway currently serves as chairman of our compensation committee and is on both the audit and nominating and corporate governance committees.

Judith A. Hemberger, Ph.D.  Judith A. Hemberger is currently the interim chief executive officer and director of The Macroflux Corporation. Ms. Hemberger joined Macroflux in October 2006. Prior to joining Macroflux, she was a founder of Pharmion Corporation and served as Pharmion’s executive vice president and chief operating officer and a member of its board of directors from its inception in 2000 until March 2006. From 1998 to 1999, she worked as a consultant to various healthcare companies. During this period she also served as a senior vice president of Business Development at AVAX Technologies, Inc., a vaccine technology company. From 1979 to 1998, Dr. Hemberger worked at Marion Laboratories and successor companies Marion Merrell Dow and Hoechst Marion Roussel. She led a number of strategic functions, including Professional Education, Global Regulatory Affairs, Global Medical Affairs and Commercial Development. Her final role in the company was senior vice president of Global Drug Regulatory Affairs. Ms. Hemberger has served as a director of Renovis, Inc. since 2005, Atani Ltd., Chroma Therapeutics Ltd., and ZymoGenetics Inc. since 2006, and Health Shares, Inc. since 2007. Ms. Hemberger received a B.S. from Mount Scholastica College, a Ph.D. from the University of Missouri, and an MBA from Rockhurst College. Ms. Hemberger currently serves on our compensation and nominating and corporate governance committees.

Armin M. Kessler.  Armin M. Kessler is an experienced global pharmaceutical and biotech industry executive. Prior to his retirement in 1995, Mr. Kessler held many executive positions at Hoffman-LaRoche AG, including chief operating officer and head of the pharmaceutical division. Mr. Kessler has also held executive positions at Sandoz, and has been a member of the board of directors of Genentech and Syntex, as well as the president of the European Federation of Pharmaceutical Industry Associations. He became a director of PRA in January 2005 and currently is also a director of Actelion Ltd., Gen-Probe Incorporated, MedGenisis, and The Medicines Company. Mr. Kessler received a B.S. from the University of Pretoria, South Africa, a B.S. from the University of Cape Town, a J.D. from Seton Hall University, and an Honorary Doctorate of Business Administration from University of Pretoria, South Africa. Mr. Kessler qualified as a U.S. patent attorney in 1972. Mr. Kessler currently serves on our audit and compensation committees, and is chairman of our nominating and corporate governance committee.

Gregory P. Spivy.  Gregory P. Spivy is standing for election as director at this annual meeting. He is a Partner of ValueAct Capital. Prior to joining ValueAct Capital in September 2004, Mr. Spivy worked with Gryphon Investors, a private equity fund managing approximately $500 million. Previously, Mr. Spivy was a Managing Director at Fremont Partners (“Fremont”), overseeing a $605 million private equity fund. Prior to joining Fremont, Mr. Spivy was a Director with The Bridgeford Group, a mergers and acquisitions advisory firm. Mr. Spivy began his career in the mergers and acquisitions department of Lehman Brothers. Mr. Spivy is currently a director of Adesa Holdings, Inc. and Seitel, Inc. and serves as chairman of the board of MSD Performance Group. He has a B.A. from Northwestern University.

Robert J. Weltman.  Robert J. Weltman is currently a managing director of Genstar Capital, L.P., the manager of Genstar Capital Partners III, L.P., a private equity limited partnership. Mr. Weltman joined Genstar in 1995. Prior to joining Genstar, from 1993 to 1995, he was an associate with Robertson, Stephens & Company, an investment banking firm. From 1991 to 1993, he worked for Salomon Brothers Inc. as a financial analyst. He has served as a director of PRA since 2001 Mr. Weltman has also served as a director of American Pacific Enterprises, LLC since May 2004, Woods Equipment Company, LLC since June 2004, Harlan Sprague Dawley, Inc., since December 2005, and OnCURE Medical Corporation since August 2006. Mr. Weltman holds an A.B. in chemistry from Princeton University.

Board Organization and Meetings

Our board of directors held ten meetings during 2006. In 2006, each incumbent board member attended every board meeting during the board member’s tenure on the board of directors, and each member of a committee of the board attended 90% of the committee’s meetings during the committee member’s tenure on the committee. All directors are expected to attend each meeting of the board and the committees on which he serves and are also encouraged to attend the annual meeting of stockholders.

Stockholders who wish to communicate directly to our board of directors may direct their communications to our corporate secretary, William (Bucky) Walsh, III, PRA International, 12120 Sunset Hills Road, Suite 600, Reston, Virginia 20190. Such communications, or summaries of them, will be provided to the board of directors for its review. Any stockholder communications to the board of directors should be sent to the board in care of the secretary.

The standing committees of the board of directors are the audit committee, the compensation committee and the nominating and corporate governance committee.

The audit committee currently comprises Mr. Booth, who serves as chairman, Mr. Conway, and Mr. Kessler. The audit committee met eleven times during 2006. The audit committee and the board of directors have adopted a charter for the audit committee, setting forth the structure, powers and responsibilities of the committee. A copy of the audit committee charter is attached as Appendix A to this proxy statement. Under the charter, the audit committee comprises at least three members appointed by the board of directors, each of whom satisfies the requirements of financial literacy. In addition, our board of directors has determined that Mr. Booth, Mr. Conway, and Mr. Kessler are independent directors within the meaning of applicable Nasdaq listing requirements. Our audit committee has determined that Mr. Booth is an audit committee financial expert as that term is defined under the Securities Exchange Act of 1934. Under the audit committee charter, the responsibilities of the committee include:

•	annually reviewing and recommending to the board of directors the selection of an independent registered public accounting firm;

•	reviewing and discussing with management significant accounting matters;

•	discussing with our independent registered public accounting firm the conduct of the audit, the adequacy and effectiveness of our accounting and financial controls, and applicable requirements regarding auditor independence;

•	approving our audited financial statements to be included in our annual report on Form 10-K; and

•	pre-approving all audit and non-audit services and fees associated with our independent registered public accounting firm.

The compensation committee currently comprises Mr. Conway, who serves as chairman, Ms. Hemberger, and Mr. Kessler. The committee met four times during 2006. The board has adopted a charter, available on our web site at www.prainternational.com, governing the activities of the compensation committee. The compensation committee is responsible for:

•	recommending to the board of directors salaries, bonuses, and other forms of compensation for our executive officers, including stock options, restricted shares, and other forms of equity compensation;

•	considering and adopting changes in our compensation structure as applicable to all non-executive officer employees, including salaries and benefits;

•	recommending to the board of directors changes in director compensation; and

•	performing such other duties and exercising such other authority as may be assigned from time to time to the committee by the board of directors.

The nominating and corporate governance committee comprises Mr. Kessler, who serves as chairman, Mr. Conway, and Ms. Hemberger. The committee met two times in 2006. The board has adopted a charter, available on our web site at www.prainternational.com, governing the activities of the nominating and corporate governance committee. The nominating and corporate governance committee has the authority to recommend persons for nomination to stand for election to our board of directors. In recommending potential candidates for election to the board of directors, the committee may consider, among other factors the committee deems appropriate, personal and professional integrity, business judgment, experience in management and in our industry, experience as a board member of another publicly held company and academic expertise in an area of our operations. If there is a need for a new director because of a vacancy on the board of directors or because the board has determined to increase the total number of directors, the committee may retain a third-party search firm to locate candidates that meet the needs of the board at that time. The nominating and corporate governance committee will consider director candidates recommended by stockholders, provided such recommendations are submitted in writing not later than the close of business on the ninetieth day or earlier than the close of business on the one hundred twentieth day prior to the anniversary of the preceding year’s annual meeting of stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company’s proxy statement. Recommendations should be submitted to the secretary of the Company.

OTHER INFORMATION

Executive Officers

The following table sets forth information concerning our executive officers as of May 7, 2007. Biographical information on Mr. Bieker is included under “Proposal 1: Election of Directors.”

Name	Age	Position

J. Matthew Bond	46	Executive Vice President and Chief Financial Officer
David W. Dockhorn	46	Executive Vice President, Global Clinical Operations
Monika Pietrek	50	Executive Vice President, Scientific and Medical Affairs
Colin Shannon	47	President and Chief Operating Officer
Bruce A. Teplitzky	50	Executive Vice President, Business Development
William (Bucky) Walsh, III	48	Executive Vice President, Corporate Development

J. Matthew Bond, Executive Vice President, Chief Financial Officer, Assistant Treasurer, and Assistant Secretary

J. Matthew Bond was named executive vice president and chief financial officer in February 2006. Mr. Bond joined PRA as vice president, finance and accounting in 2001 and was appointed senior vice president and chief financial officer of PRA in 2002. Before joining PRA, Mr. Bond worked as vice president for a division of Marriott International, Inc. since 1997. He also spent 11 years with a major public accounting firm. Mr. Bond is a Certified Public Accountant and holds a B.S. in business from Wake Forest University. He is a board member of Concept Interiors, Inc.

David W. Dockhorn, Ph.D., Executive Vice President, Global Clinical Operations

David W. Dockhorn, Ph.D., was named executive vice president of global clinical operations in 2004. He joined PRA in 1997 as vice president of operations and regional director of the Lenexa, Kansas operations and in 2001 was named senior vice president of clinical trials services of North American clinical operations for PRA. Prior to that, he served as senior vice president for the Lenexa, Kansas regional office and San Diego, California operations. Previously, he worked for International Medical Technical Consultants, Inc., or IMTCI, a CRO which was acquired by PRA in 1997. Dr. Dockhorn received his Ph.D. in neuroscience from Texas Tech University.

Monika Pietrek, M.D., Ph.D., Executive Vice President, Scientific and Medical Affairs

Monika Pietrek, M.D., Ph.D. was named executive vice president of global scientific and medical affairs in September 2005. Dr. Pietrek joined PRA in 1996 as the director of safety management services and in 2004 was named senior vice president of global medical and safety services. Since 1999, she served as vice president for the Mannheim, Germany operations. Dr. Pietrek received her M.D. and Ph.D. from University of Frankfurt, Germany and her M.Sc. in epidemiology from the London School for Hygiene & Tropical Medicine, London, United Kingdom.

Colin Shannon, President and Chief Operating Officer

Colin Shannon was appointed as president and chief operating officer on May 7, 2007. Before joining PRA, Mr. Shannon acted as executive vice president - global clinical operations of Pharmaceutical Product Development, Inc. (“PPD”) from July 16, 2004. Prior to his promotion to this position, Mr. Shannon served as chief operating officer for PPD’s European operations for four years. Prior to his employment with PPD, Mr. Shannon was employed as Finance Director by Associated Newspapers Holdings LTD. Mr. Shannon received his MBA from City of London University in 1993.

Bruce A. Teplitzky, Executive Vice President, Business Development

Bruce A. Teplitzky was named executive vice president of business development in September 2005. Mr. Teplitzky was named senior vice president of strategic business development in 2003. He joined PRA in

1996 as vice president of operations and regional director. In 2000, he was promoted to senior vice president of clinical operations. In 2002, he became senior vice president of business development. Prior to joining PRA, Mr. Teplitzky worked for Stuart Pharmaceuticals (now AstraZeneca), and at Corning Besselaar. Mr. Teplitzky earned his M.M.S. in clinical microbiology at the Emory University School of Medicine. He received his B.S. from Emory University in biologic sciences.

William (Bucky) Walsh, III, Executive Vice President, Corporate Development and Secretary

William (Bucky) Walsh, III, joined PRA in 1985, and was named executive vice president of corporate development in February 2006. He was named corporate secretary in April 2006. Mr. Walsh joined PRA in 1985, and was named senior vice president of business services in 2003. Mr. Walsh has been with PRA for more than 20 years and has held numerous positions, including programmer analyst, director of systems and information technology, and vice president of systems management. While at PRA in 1991, Mr. Walsh earned an M.B.A. from James Madison University. In 1980, Mr. Walsh graduated with a B.A. from the University of Virginia.

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table sets forth as of April 16, 2007, certain information with respect to the beneficial ownership of the Company’s common stock by each beneficial owner of more than 5% of the Company’s voting securities (based solely on a review of filings with the Securities and Exchange Commission), each director and each named executive officer, and all directors and executive officers of the Company as a group, except as qualified by the information set forth in the notes to this table. As of April 16, 2007, there were 24,405,832 shares of the Company’s common stock outstanding.

	Shares
	Beneficially
	Owned(1)	Percent(2)

Named Executive Officers
Terrance J. Bieker(3)	0	0.00%
Patrick K. Donnelly(4)	625,434	2.56%
J. Matthew Bond(5)	71,234	0.29%
David W. Dockhorn(6)	219,776	0.90%
Monika Pietrek(7)	96,375	0.39%
Bruce A. Teplitzky(8)	171,478	0.70%
Directors
Jean-Pierre L. Conte(9)	3,139,361	12.86%
Melvin D. Booth(10)	22,500	0.09%
Robert E. Conway(11)	22,500	0.09%
Judith A. Hemberger(12)	10,000	0.04%
Armin M. Kessler(13)	22,500	0.09%
Robert J. Weltman(14)	0	0.00%
All Directors and Executive Officers (13 persons)(15)	4,573,878	18.74%
Beneficial Owners of 5% of More of the Outstanding Common Stock of PRA International
ValueAct Capital Master Fund, L.P.(16)	4,598,184	18.84%
FMR Corporation(17)	3,152,316	12.92%
Genstar Capital III, L.P.(18)	3,139,361	12.86%
Baron Capital Group, Inc.(19)	2,371,100	9.71%

(1)	Beneficial ownership of shares is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the stockholder. The number of shares beneficially owned by a person includes shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 16, 2007, and not subject to repurchase as of that date. Shares issuable pursuant to options and warrants are deemed outstanding for calculating the percentage ownership of the person holding the options and warrants but are not deemed outstanding for the purposes of calculating the percentage ownership of any other person.

(2)	For purposes of this table, the number of shares of common stock outstanding as of April 16, 2007 is deemed to be 24,405,832.

(3)	On December 21, 2006, Mr. Bieker was granted an option to purchase an aggregate of 40,000 shares of Company common stock that will vest over a period of four years. On May 7, 2007, Mr. Bieker was granted an option to purchase an aggregate of 500,000 shares of Company common stock. A portion of the option representing 300,000 shares will vest over a period of four years and the balance of the option will vest, if at all, based on target stock prices of the Company common stock.

(4)	Includes options exercisable for 416,000 shares. Mr. Donnelly’s beneficial ownership is based on information that he provided to the Company as of March 15, 2007. He resigned as president, chief executive officer and a director of the Company on December 14, 2006.

(5)	Consists of options exercisable for 71,234 shares.

(6)	Consists of options exercisable for 219,776 shares.

(7)	Includes options exercisable for 81,375 shares.

(8)	Includes options exercisable for 154,346 shares.

(9)	Includes 3,030,526 shares owned by Genstar Capital Partners III, L.P. and 108,835 shares owned by Stargen III, L.P. Mr. Conte is the chairman, a managing director, and a limited partner of Genstar Capital, L.P., the manager of Genstar Capital Partners III, L.P. Mr. Conte is a limited partner of Stargen III, L.P. Mr. Conte is a managing member of Genstar III GP LLC, which is the sole general partner of Genstar Capital III, L.P., which is the sole general partner of each of Genstar Capital Partners III, L.P. and Stargen III, L.P. In such capacity, Mr. Conte may be deemed to beneficially own shares beneficially held by Genstar Capital Partners III, L.P. and Stargen III, L.P., but disclaims such beneficial ownership.

(10)	Consists of options exercisable for 22,500 shares.

(11)	Consists of options exercisable for 22,500 shares.

(12)	Consists of options exercisable for 10,000 shares.

(13)	Consists of options exercisable for 22,500 shares.

(14)	Mr. Weltman is a limited partner of Genstar Capital III, L.P., which is the sole general partner of each of Genstar Capital Partners III, L.P. and Stargen III, L.P. Mr. Weltman is a limited partner of Stargen III, L.P. Mr. Weltman does not directly or indirectly have or share voting or investment power over the shares beneficially held by Genstar Capital Partners III, L.P. or Stargen III, L.P.

(15)	Includes shares beneficially owned by Mr. Walsh.

(16)	Includes 3,946,584 shares owned by ValueAct Capital Master Fund L.P. and 651,600 shares owned by ValueAct Capital Master Fund III, L.P. ValueAct Master Capital Fund and ValueAct Capital Master Fund III are limited partnerships organized under the laws of the British Virgin Islands. ValueAct Management L.P., ValueAct Management LLC and the Managing Members may each be deemed the beneficial owner of an aggregate of 4,598,184 shares of Common Stock, representing approximately 18.84% of the Issuer’s outstanding Common Stock. VA Partners is a Delaware limited liability company, the principal business of which is to serve as the General Partner to ValueAct Capital Master Fund. VA Partners III is a Delaware limited liability company, the principal business of which is to serve as the General Partner to ValueAct Capital Master Fund III. ValueAct Management L.P. is a Delaware limited partnership which renders management services to ValueAct Capital Master Fund and ValueAct Capital Master Fund III. ValueAct Management LLC is a Delaware limited liability company, the principal business of which is to serve as the General Partner to ValueAct Management L.P. Jeffrey W. Ubben, George F. Hamel, Jr. and Peter H. Kamin are each managing members, principal owners and controlling persons of VA Partners, VA Partners III and ValueAct Management LLC, and such activities constitute their principal occupations. Such individuals are collectively referred to herein as the “Managing Members.” Each Managing Member is a United States citizen. The address of these stockholders is c/o ValueAct Capital, 435 Pacific Avenue, Fourth Floor, San Francisco, CA 94133.

(17)	Includes 3,152,316 shares owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. The address for these stockholders is 82 Devonshire Street, Boston, MA 02109. Each of Edward C. Johnson 3d and FMR Corp., through control of Fidelity, has sole power to dispose of the 3,152,316 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp.

(18)	Includes 3,030,526 shares owned by Genstar Capital Partners III, L.P., of which Genstar Capital III, L.P. is the sole general partner, and 108,835 shares owned by Stargen III, L.P., of which Genstar Capital III, L.P. is the sole general partner. The address of these stockholders is c/o Genstar Capital, L.P., Four Embarcadero Center, 19th Floor, San Francisco, CA 94111. The natural persons who have investment or voting power for the shares owned by Genstar Capital III, L.P. are Jean-Pierre L. Conte, Richard D. Paterson, and Richard F. Hoskins.

(19)	Includes 2,303,700 shares owned by BAMCO, Inc. and 67,400 owned by Baron Capital Management, Inc. Each are subsidiaries of Baron Capital Group, Inc. The address of these stockholders is 767 Fifth Avenue, New York, NY 10153. Ronald Baron holds a controlling interest in Baron Capital Group, Inc.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of December 31, 2006, certain information with respect to our compensation plans, all of which have been approved by our stockholders, under which equity securities of the Company are authorized for issuance.

Number of Securities to		Number of Securities Remaining
be Issued Upon Exercise	Weighted-Average Exercise	Available for Future Issuance Under
of Outstanding Options,	Price of Outstanding Options,	Equity Compensation Plans (Excluding
Warrants and Rights(a)	Warrants and Rights(b)	Securities Reflected in Column(a))(c)

3,130,190	$15.93 per share	1,116,988

Board of Directors Compensation

Under our director compensation policy, non-employee directors who are not employed by Genstar Capital, L.P. receive in cash:

Annual fee (chairman only, inclusive of all meeting attendance fees)	$150,000
Annual fee (directors)	$35,000
Meeting attendance fee (board or audit committee)
attendance in person	$2,000
attendance by telephone	$1,000
Meeting attendance fee (compensation or nominating and corporate governance committee)
attendance in person	$1,500
attendance by telephone	$750
Audit committee chairman fee	$20,000
Other committee chairman fee	$10,000

In connection with Mr. Booth’s appointment as chairman in December 2006, Mr. Booth was awarded a one-time award of options exercisable for 70,000 shares of common stock and is eligible for an additional award of options exercisable for a total of 20,000 shares after each year of service as chairman. Other non-employee directors who are not employed by Genstar Capital, L.P. receive an initial award of options exercisable for 40,000 shares of common stock and an additional award of options exercisable for a total of

10,000 shares after each year of service. We also reimburse directors for their reasonable expenses incurred in connection with attending board and committee meetings. Additional compensation for special assignments or projects may be determined on a case by case basis at the discretion of the compensation committee. Mr. Bieker is employed by PRA and is not separately compensated for his service as a director.

Our board of directors assesses the independence of its members in accordance with the listing standards of the Nasdaq Global Market, the Sarbanes-Oxley Act of 2002 and the regulations of the Securities and Exchange Commission, as well as our Corporate Governance Guidelines available on our website (www.prainternational.com). As part of its assessment of the independence of the non-management directors, the board determines whether or not any such director has a material relationship with PRA, as well as the effect and significance of such relationship. In making this determination, the board broadly considers all relevant facts and circumstances and will consider this issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

Our board of directors has determined that Messrs. Booth, Conway and Kessler as well as Ms. Hemberger are independent directors, and that Mr. Spivy (if and when elected as a director) will be an independent director, within the meaning of the standards described above. In determining the independence of Messrs. Booth and Conway, the board considered their membership on the Strategic Advisory Committee of Genstar Capital, L.P. and determined that Messrs. Booth and Conway have no material relationship with the Company because they are not partners, controlling shareholders or officers of Genstar. In determining the independence of Mr. Spivy, the board considered his position as a partner with ValueAct Capital and determined that Mr. Spivy’s position and employment with ValueAct Capital does not impair his independence. In determining the independence of Mr. Kessler, the board considered his position as a director of two customers from whom the Company recorded approximately $135,000 and $1.6 million of revenue, respectively, and determined that Mr. Kessler has no material relationship with the Company because the amounts in question represent less than 5% of our consolidated gross revenue and because Mr. Kessler is not a partner, controlling shareholder or officer of either customer. Messrs. Booth, Conway, and Kessler currently serve on the audit committee. Messrs. Conway and Kessler and Ms. Hemberger currently serve on the compensation committee as well as the nominating and corporate governance committee. Our board of directors determined that Mr. Booth qualifies as and has been designated as an “audit committee financial expert” as such term is defined under Item 401 of Regulation S-K.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Our compensation philosophy is centered on a pay-for-performance approach. We believe that a significant portion of executive compensation should be directly tied to our short-term and long-term performance and success, aligning management’s interests with those of our stockholders and promoting accountability of our named executive officers, to whom we refer to as “named executives.” Our compensation program seeks to fulfill two primary goals: first, attracting and retaining exceptional executive talent and, second, rewarding outstanding performance with higher compensation. Our compensation packages are intended to tie named executive compensation to long-term stockholder and financial interests through a mix of cash-based and equity-based compensation.

Our compensation system incorporates the following principles:

•	Attract, retain and motivate highly qualified executives. We believe that competitive and responsible pay packages for named executives are important to attract talented leaders for our business to set our overall business plan and execute on our strategy. We use both short-term and long-term incentives to reward individual and company performance and compensate our named executives well when they perform well. In addition, we allow our named executives some flexibility in determining the overall mix of their compensation throughout their career by utilizing our Management Stock Purchase Plan, or MSPP, described further below. We believe the use of the MSPP is beneficial to our named executives while allowing us to incur minimal additional costs.

•	Compensation decisions should promote the interests of our stockholders. Compensation should focus our named executives on achieving short-term (annual) objectives in a manner that supports and ensures our long-term success and profitability. Our annual performance-based awards create incentives for meeting annual performance targets while stock options and purchases through our MSPP create long-term incentives that align the interest of management with our long-term stockholders.

•	Total compensation and accountability should generally increase with position and responsibility. We implement this philosophy by making total compensation higher for individuals with greater responsibility and greater ability to influence our achievement of targeted results and strategic initiatives. Then, as an executive’s position and responsibility increase, a greater portion of the executive’s total compensation is performance-based pay, contingent on the achievement of performance objectives. In addition, equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.

•	Compensation should be reasonable and responsible. We believe our named executives’ overall compensation levels must be sufficiently competitive for us to attract talented leaders and motivate those leaders to achieve superior results. At the same time, we believe that compensation should be set at responsible levels. Our named executive compensation programs are also intended to be consistent with our focus on controlling costs, yet provide the appropriate incentive and remain competitive to our peers. To facilitate this objective, we engage in benchmarking of certain companies engaged in our industry and compare total compensation packages of individuals at different levels of our organization.

To attract a highly-talented leadership team and to link compensation to stockholder interests, we offer named executives four main forms of compensation: base salary, annual cash-based performance incentives, long-term equity-based company performance incentives and certain other forms of compensation. In the short term, competitive salaries and bonuses reward immediate achievements in revenue generation and earnings per share. In the long term, our MSPP and base stock option grants encourage our executives to focus on long-term goals and to maximize long-term stockholder value, which helps to link compensation to our long-term financial success. Option grants, along with purchases of equity through the MSPP, place a part of named executive compensation at risk alongside our stockholders.

Determination of Compensation Awards

The compensation committee of our board of directors has overall responsibility for determining our compensation philosophy and implementing it with respect to named executive compensation. In addition, it reviews and approves the compensation of our chief executive officer, including corporate goals and objectives relating to CEO compensation, and makes recommendations to the board with respect to non-CEO compensation. The committee also manages and reviews all annual bonus, long term incentive compensation, stock option and employee welfare benefit plans (including our 401(k) plan), our employee stock purchase plan, long-term incentive plan and management incentive plan. The committee met on four occasions in 2006 to examine our overall compensation structure and to determine the proper levels and components of named executive compensation.

The committee establishes targeted total compensation levels (i.e., maximum achievable compensation) for each of the named executives. In making this determination, it is guided by the compensation philosophy described above. It may also consider industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels. It also takes into account historical compensation levels, competitive pay practices at the companies in our peer group (described below), and the relative compensation levels among our senior management.

The committee, with assistance from our human resources personnel, engages in detailed analysis of each named executive’s individual compensation package and then analyzes each package against those of the other named executives. The comparison includes all components of compensation, both individually and in the aggregate. The committee also compares our named executives’ salaries with other salary packages at other organizational levels within PRA. The committee also compares salaries among other executive levels (e.g. vice president, senior vice president, executive vice president, and chief executive officer) and among various levels of organizational hierarchy (e.g. administrative, professional, manager, and director positions) to maintain a fair and market based ratio between the highest compensated individual and the lowest compensated organizational level. Based on its review of this information, the committee believes that the relative difference between compensation of our named executives and the compensation of its other executives has not increased significantly over the years. We believe our relative levels of compensation provide appropriate incentives to attract and retain key personnel at all levels.

Use of Compensation Consultants

In 2006, the committee did not retain an executive compensation consultant. In connection with our initial public offering in 2004, the committee retained an outside executive compensation consultant to analyze our executive pay practices. The consultant provided compensation benchmarking data from published surveys and available proxy data from competitors. In addition to short-term compensation data, the consultant provided recommendations on long-term incentive plans. The committee utilized the available materials provided by the consultant as well as seeking out the consultant’s recommendation on specific compensation for certain executives. During this time, the committee developed overall strategies for developing named executive compensation packages and also implemented the MSPP. In the future, we or the committee may engage or seek the advice of other compensation consultants where we believe their expertise can assist us in crafting compensation packages in a cost-effective manner.

Compensation Benchmarking and Peer Group

We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking, but we recognize that our compensation practices must be competitive in the marketplace. As such, marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation.

To facilitate our objective of staying competitive among our peers, we research the compensation practices of certain other clinical research organizations or CROs. These peer companies include ICON, plc; Kendle International, Inc.; Pharmaceutical Product Development, Inc.; PharmaNet Development Group, Inc.; Parexel International Corporation; Covance, Inc.; Charles River Laboratories International, Inc. and United HealthCare Corporation. We select these companies because they engage in a similar business to ours, with considerable competitive overlap in the market.

Generally speaking, we compensate our executives close to or below the median of base total compensation paid by our peer group, mindful of our goal of staying competitive while controlling costs. Our compensation structure is defined by the fact that our peer companies generally have similar or higher market capitalization than we do; thus, our having similar or lower named executive compensation is proportionately representative. But while we find peer data helpful in setting total compensation packages for our named executives, we use the compensation practices of our peers as a guide and not an absolute target in determining our overall compensation practices. The practices of our peers are only one input into the compensation setting process. The committee may determine that it is in our best interests to increase base salary and/or total compensation to a level higher than the peer group median to either attract or retain executive talent.

Internal Pay Equity

In the process of reviewing each executive’s compensation both separately and in the aggregate, the committee directs our human resources department to prepare a spreadsheet showing “internal pay equity” within PRA. This spreadsheet shows the relationship between each management level of compensation. The comparison includes all components of compensation, both individually and in the aggregate.

The committee believes that the relative difference between the compensation of our chief executive officer and the compensation of our other executives has not increased significantly over the years. The comparisons in the Company’s internal pay equity study go back approximately three years and the percentage differences are not significantly different today from then. For example, over the period reviewed, the CEO’s total compensation was in the range of 1.2 to 1.6 times the compensation of the next highest paid executive officer.

Allocation Among Compensation Components

As described above, a main focus of compensation and benefits for our named executives is to attract, retain and motivate the highly talented individuals who will exhibit the behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace. Furthermore, different elements are designed to encourage different behaviors. We strive to achieve a fair and equitable mix between short-term incentives and long-term incentives so that our named executives are not unduly focused on short-term results over long-term results, or vice versa. To determine the allocation of compensation elements in accordance with these goals, we rely to some extent on the practices of our peers and also on the general advice we received from an outside executive compensation consultant in connection with our initial public offering.

Our peer group compensates its named executives in large part with salary and the remainder in equity-based awards. We use a similar methodology to allocate compensation, although we believe it is important at times to make changes to the allocation among components if necessary for the proper compensation of an individual executive. Like our peer group, we believe that base salary should serve as an important anchor in the total compensation package for executives. By establishing a competitive base salary, we provide our named executives with a reinforcement that ensures retention, maximizes short-term results and expresses confidence in the executives’ abilities.

The balance of named executive compensation comes from both a performance-based bonus program and equity-based awards. We describe each plan further below, but our overall goal is to ensure executive ownership and achieve continued short-term and long-term growth by providing a competitive mix of bonus opportunity and equity packages that aligns the total compensation package to a market-competitive level for various levels of executives.

Role of Executive Officers in the Compensation Process

The committee has primary responsibility for assisting the board in developing and evaluating the compensation of our executives, including the chief executive officer position, and for overseeing the development of executive succession plans. As part of this responsibility, the committee oversees the design, development and implementation of the compensation program for the chief executive officer and the other named executives. The committee evaluates the performance of the chief executive officer and determines the chief executive officer’s compensation in light of the goals and objectives of the compensation program. The chief executive officer and the committee together assess the performance of the other named executives and determine their compensation, based on initial recommendations from the chief executive officer. Our chief executive officer and our human resources team assist the committee in reaching compensation decisions with respect to the named executives other than the chief executive officer. The other named executives do not play a role in their own compensation determination, other than discussing individual performance objectives with the chief executive officer.

Base Compensation

In 2006, base salary constituted a majority of each named executive officer’s total compensation. Mr. Donnelly’s salary, under his February 2006 employment contract, was $425,000. For 2006, Mr. Bond’s salary was $240,500, Dr. Dockhorn’s salary was $297,000, Dr. Pietrek’s salary was €233,500 ($295,308 when converted from Euros to U.S. dollars using the average exchange rate for fiscal year 2006 of EUR .7907 per US$1.00) and Mr. Teplitzky’s salary was $240,500. These base salaries are largely determined by each named executive’s employment contract. Under the terms of his December 2006 employment contract, Mr. Bieker received an annual salary of $425,000. In determining base salaries under these contracts, the committee considered scope of responsibilities, performance and the period over which responsibilities have been performed.

In 2006, the committee determined to increase base salaries by approximately 16% from 2005. The committee determined this increase because base compensation paid to our named executives was below the median of our peer group, weakening our ability to compete effectively in the marketplace for executive talent. With this increase, base salaries remained at or below the median among comparable peer group salaries. Any decisions regarding salary increases in the future will take into account the particular named executive’s current salary and the amounts paid to the named executive’s peers within and outside PRA. Base salaries are reviewed approximately every 12 months, but are not automatically increased.

Performance-Based Compensation

In order to align executive and stockholder interests, we employ short-term cash-based performance incentives and long-term equity-based performance incentives. With these forms of compensation, our named executives only earn more if we as a company perform well.

Annual Performance-Based Cash Compensation

We only pay bonuses to our named executives upon the achievement of certain performance objectives. We use earnings per share (EPS) and revenues as objective, financial measures under our annual performance-based incentive plan. In determining bonus targets and applicable financial thresholds for performance-based cash compensation, we may use the financial performance and bonus packages of our peer group companies as an input in the process of setting appropriate financial triggers and bonus targets.

Determination of possible bonuses under our annual performance-based cash compensation plan is a two-step process. First, our management sets a target bonus amount for each named executive’s potential annual cash performance incentive. This target takes into account a number of qualitative factors, including the senior manager’s scope of responsibilities, experience and span of organizational control. For 2006, Mr. Donnelly’s target bonus was $250,000, Mr. Bond’s target bonus was $125,000, Dr. Dockhorn’s target bonus was $125,000, Ms. Pietrek’s target bonus was $125,000, and Mr. Teplitzky’s target bonus was $175,000. Mr. Bieker’s annual target bonus amount, under the terms of his December 2006 employment contract, as interim chief executive officer, was $250,000.

Second, our management team, with the approval of the committee, determines the conditions under which the named executives are initially eligible to receive a payout of his or her bonus and the target bonus is paid only when the applicable financial threshold is surpassed. In fiscal year 2006, bonus payouts were based on achievement of selected target levels of service revenue and EPS on a diluted basis, of which, in fiscal year 2006, a minimum threshold of $315,000,000 for service revenue and $1.26 for EPS on a diluted basis must both have been met for any payout. The target of $333 million of service revenue and $1.33 of EPS on a diluted basis was established for 100% of bonus payout eligibility. EPS is generally defined as our net income divided by the average number of shares outstanding during that period. Furthermore, if the applicable financial targets were exceeded by a certain amount, we would have paid up to 150% of target bonus. In 2006, these performance objectives were not achieved, and we did not pay any bonuses to our named executive officers. In connection with entering into a new employment agreement with the Company on May 7, 2007 as chief executive officer, Mr. Bieker will receive a cash payment of $225,000 representing his incentive bonus as interim chief executive officer and under his new employment agreement will be eligible for an additional annual bonus of up to 60% of his annual salary.

Long-Term Performance-Based Equity Incentive Program

We give our named executives the opportunity to purchase our stock through our Management Stock Purchase Plan, or MSPP. This plan allows our named executives and other executives to voluntarily defer up to 50% of their annual target bonus into the plan, in order to buy time-based restricted stock units on a pre-tax basis. We then provide a 100% matching contribution in restricted stock units based on the fair market value of our stock price at the time of the grant. The matching restricted stock units vest completely on the third anniversary of the grant, with no interim vesting periods. We believe that by matching contributions and time-based structuring of the vesting of restricted stock units, we both encourage named executives to invest in our long-term future and closely tie our named executives’ financial interests with those of our stockholders.

In 2005, Mr. Donnelly elected to defer the lesser of 33% of his 2005 earned bonus or $100,000 to the MSPP. Mr. Bond elected to defer 30% of his 2005 earned bonus. Dr. Dockhorn elected to defer the lesser of 10% or $20,000 of his 2005 earned bonus. Dr. Pietrek elected to defer 50% of her 2005 earned bonus. Mr. Teplitzky did not choose to participate in the MSPP in 2005.

In 2006, Mr. Donnelly elected to defer 33% of his 2006 earned bonus to the MSPP. Mr. Bond elected to defer the lesser of 30% of his 2006 earned bonus or $25,000. However, as they did not earn bonuses in 2006, nothing was deferred into the MSPP. Dr. Dockhorn, Dr. Pietrek and Mr. Teplitzky did not choose to participate in the MSPP in 2006. Mr. Bieker began his employment in December 2006 and was, accordingly, not eligible to participate in the MSPP in 2006.

Stock Options

We also grant stock options to our named executives. Stock options were granted to Mr. Donnelly, Mr. Bond, Dr. Dockhorn, Dr. Pietrek, and Mr. Teplitzky in February 2006 as part of their employment agreements. Stock options were granted to Mr. Bieker in December 2006. In addition, stock options were granted to Mr. Teplitzky and Dr. Pietrek in 2005 in recognition of their promotions from senior vice president to executive vice president, and were granted to certain senior management members in 2004 at the time of our initial public offering. All options vest over a four-year period, with 25% becoming exercisable on each successive anniversary of the grant date. Options are granted with an exercise price equal to the fair market value of our common stock at the date of the grant.

We generally plan stock option grant dates well in advance of any actual grant. Regarding our usual grants, the timing of each grant is determined in advance to coincide with a scheduled meeting of our board of directors or its compensation committee. Except in unusual circumstances we will not allow option grants at other dates. The grant date is established when our board of directors or its compensation committee approves the grant and all key terms have been determined. If at the time of any planned option grant date any member of our board of directors or executive team is aware of material non-public information, we would not generally make the planned stock option grant. In such event, as soon as practical after material information is made public, the committee will have a specially called meeting and/or otherwise take all necessary steps to authorize the delayed stock option grant. Regarding the grant process, the compensation committee does not delegate any related function and executives are not treated differently from other employees.

Employment Agreements

As an inducement to join or remain with the Company, the Company entered into employment agreements with the named executive officers as described below. The employment agreements include severance and change of control provisions which are summarized below in Potential Payments upon Termination or Change in Control.

On February 6, 2006, we entered into an employment agreement with J. Matthew Bond, our executive vice president and chief financial officer. In 2006, under this agreement, Mr. Bond received an annual salary of $240,500. In addition, he is eligible for salary increases which may be based on performance and competitive market factors, and participated in our executive bonus plan with an annual bonus target of $125,000. This agreement expires on February 28, 2009.

On February 6, 2006, we entered into an employment agreement with David W. Dockhorn, our executive vice president of global clinical operations. In 2006, under this agreement, Dr. Dockhorn received an annual salary of $297,000. In addition, he is eligible for salary increases which may be based on performance and competitive market factors, and participated in our executive bonus plan with an annual bonus target of $125,000. This agreement expires on February 28, 2009.

On February 6, 2006, we entered into an amended employment agreement with Monika Pietrek, our executive vice president of scientific and medical affairs. In 2006, under this agreement, Dr. Pietrek received an annual salary of EUR233,500 ($295,308 when converted from Euros to U.S. dollars using the average exchange rate for fiscal year 2006 of EUR .7907 per US$1.00). In addition, she is eligible for salary increases which may be based on performance and competitive market factors, and participated in our executive bonus plan with an annual bonus target of USD$125,000.

On February 6, 2006, we entered into an employment agreement with Bruce A. Teplitzky, our executive vice president of business development. In 2006, under this agreement, Mr. Teplitzky received an annual salary of $240,500. In addition, he is eligible for salary increases which may be based on performance and competitive market factors, and participated in our executive bonus plan with an annual bonus target of $175,000. This agreement expires on February 28, 2009.

On December 14, 2006, we entered into an employment agreement with Terrance J. Bieker in connection with his previous employment as our interim chief executive officer. Under this employment agreement, Mr. Bieker was entitled to receive (i) an annual base salary equal to $425,000 and (ii) an annual bonus, at the discretion of the compensation committee of the board, with an annual bonus target equal to $250,000 (or a prorated amount for service of less than one year). On May 7, 2007, we entered into a new employment agreement with Mr. Bieker in connection with his appointment as our chief executive officer and which is filed as an exhibit to the Current Report on Form 8-K filed by the Company on May 9, 2007. The term of Mr. Bieker’s employment agreement extends for four years. Under this employment agreement, Mr. Bieker is entitled to receive, among other things, (i) an annual base salary equal to $485,000 and (ii) an annual bonus, at the discretion of the compensation committee of the board, with an annual bonus target equal to 60% of each year’s base salary.

Post-Termination Payments

Severance

We believe that appropriate severance arrangements are important in attracting and retaining executive talent. Often new executive hires demand a form of severance because they recognize that they may have difficulty finding comparable employment quickly. We pay severance on a regular bi-monthly schedule for a specified period of time following termination. In addition, severance packages are contingent upon the outgoing executive executing a general release of claims against us, which we believe protects us from liability and allows new members of management to run our business without interference from departing employees. The severance arrangements are summarized below in Potential Payments upon Termination or Change in Control.

Change in Control

We pay limited amounts to certain named executives if they are terminated under certain circumstances following a change in control. The program is intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control. In addition, the program is intended to align named executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of our stockholders and our other constituents without undue concern over whether the transactions may jeopardize the named executives’ own employment.

Unlike single-trigger plans that pay out immediately upon a change in control, our program requires a double trigger. In addition to a change in control, a termination event must occur within a certain period thereafter. This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection upon loss of employment and to avoid an unintended windfall to our named executives. All payments in connection with a termination upon a change in control are to be paid as a lump sum upon the termination event, rather than according to a regular bimonthly pay schedule, so as to most cleanly sever the relationship between the Company and the departing executive. The change in control arrangements are summarized below in Potential Payments upon Termination or Change in Control.

Other Elements of Compensation

We provide limited perquisites to our named executives in cases where we believe these perquisites aid our named executives in their work for us. We pay car allowances to certain employees within our organization, not just our named executives. Senior management members at the vice president level receive $4,800 annually, and executives at the senior vice president, executive vice president, and chief executive officer levels receive $10,800 annually.

In addition, all of our employees in North America (including our named executives who are resident in the U.S.) are eligible to participate in a 401(k) plan. We match 50% of employee contributions up to six percent of the employee’s base salary, subject to Internal Revenue Code limits. We do not provide additional retirement benefits to our named executives.

Effective February 1, 2006, our executives are no longer entitled to club allowances.

Policy Regarding 162(m)

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless such compensation is performance based and certain specific and detailed criteria are satisfied. The committee considers the anticipated tax treatment to PRA and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the committee’s control also can affect deductibility of compensation. Accordingly, the committee may determine that it is appropriate to structure compensation packages in a manner that may not be deductible under Section 162(m).

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers for the fiscal year ended December 31, 2006. The Company entered into employment agreements with all of the named executive officers in 2006.

The named executive officers did not earn or receive payments which would be characterized as “Bonus” payments for the fiscal year ended December 31, 2006. No amounts are listed under column (g), “Non-Equity Incentive Plan Compensation,” because the Company did not meet the established targets to pay such compensation.

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
				Stock	Option		Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards		Compensation	Earnings	Compensation
Name and Principal	Year	($)	($)	($)(1)	($)(2)		($)	($)	($)		Total ($)
Position (a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)		(j)

Terrance J. Bieker(3)	2006	$20,977	—	—	$3,235		—	—	$533		$24,745
Chief Executive Officer
Patrick K. Donnelly(4)	2006	$419,583	—	$6,184	$139,340	(5)	—	—	$22,910	(6)	$588,017
Chief Executive Officer
J. Matthew Bond	2006	$238,000	—	$4,248	$202,915		—	—	$17,122	(7)	$462,285
Executive Vice President and Chief Financial Officer
David W. Dockhorn	2006	$293,917	—	$1,041	$179,042		—	—	$10,900	(8)	$484,900
Executive Vice President, Global Clinical Operations
Monika Pietrek(9)	2006	$290,934	—	$8,329	$312,851		—		$28,997	(10)	$641,111
Executive Vice President, Scientific and Medical Affairs
Bruce A. Teplitzky	2006	$237,277	—	—	$300,706		—	—	$10,900	(11)	$548,883
Executive Vice President, Business Development

(1)	The amounts in column (e) reflect the stock-based compensation expense recognized for financial reporting purposes with respect to the 2006 fiscal year in accordance with FAS 123(R) for stock grants, excluding the impact of estimated forfeitures, made pursuant to the MSPP. The assumptions used to calculate the value of these awards are set forth under Note 11 to the Notes of Consolidated Financial Statements in our 2006 Annual Report on Form 10-K.

(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted, excluding the impact of estimated forfeitures, to each of the named executives in 2006 as well as prior fiscal years, in accordance with FAS 123(R). The assumptions used to calculate the value of these awards are set forth under Note 11 to the Notes of Consolidated Financial Statements in our 2006 Annual Report on Form 10-K.

(3)	Mr. Bieker joined the Company as interim chief executive officer on December 14, 2006. He was appointed as the Company’s chief executive officer on May 7, 2007.

(4)	Mr. Donnelly resigned as chief executive officer on December 14, 2006.

(5)	In connection with his resignation on December 14, 2006, Mr. Donnelly forfeited 90,000 options valued at $854,100 under FAS 123(R).

(6)	Represents car allowance of $10,800, company contributions to 401(k) of $7,566, club allowance of $100, and accrued and unused vacation of $4,444. In addition, in connection with Mr. Donnelly’s resignation on December 14, 2006, the Company and Mr. Donnelly entered into a separation agreement under which Mr. Donnelly will receive (i) an aggregate of $1,000,000 payable in equal installments during the twenty-nine months following December 31, 2006; (ii) $19,125 which represents eighteen months of healthcare coverage, at the Company’s expense, for him, his spouse and his dependents. These payments will be delayed for a period of six months as a result of Section 409A of the Internal Revenue Code of 1986, as amended. In addition, under the separation agreement, during the first six months after December 31, 2006, Mr. Donnelly is entitled to receive $2,000 for every day (or any portion) he renders consulting services to the Company. Beginning on the seventh month after December 31, 2006 and ending on June 30, 2008, Mr. Donnelly is entitled to receive the difference between $200,000 and the aggregate amount paid to him for consulting services rendered to the Company, payable ratably and on a monthly basis.

(7)	Represents car allowance of $10,800, company contributions to 401(k) of $6,222, and club allowance of $100.

(8)	Represents car allowance of $10,800 and club allowance of $100.

(9)	Dr. Pietrek is compensated in Euros. All amounts related to her compensation have been converted from Euros to U.S. dollars using the average exchange rate for fiscal year 2006 of EUR .7907 per US$1.00.

(10)	Represents car allowance of $11,926 and company contributions of $17,071 to Dr. Pietrek’s private pension in Germany.

(11)	Represents car allowance of $10,800 and club allowance of $100.

GRANTS OF PLAN-BASED AWARDS

								All
								Other
								Stock	All Other
								Awards:	Option
								Number	Awards:	Exercise
		Estimated Future Payouts			Estimated Future Payouts			of	Number of	or Base
		Under Non-Equity Incentive			Under Equity Incentive Plan			Shares	Securities	Price of	Grant Date Fair
		Plan Awards(1)			Awards(2)			of Stock	Underlying	Option	Value of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option Awards(5)
Name	Date	($)	($)	($)	($)	($)	($)	(#)(3)	(#)(4)	($/Sh)	Option	Stock
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Terrance J. Bieker	12/21/2006	$0	$0	$0	$0	$0	$0	—	40,000	$25.00	$431,200	$0
Patrick K. Donnelly	02/03/2006	$0	$167,500	$251,250	$0	$82,500	$123,750	1,344	45,000	$26.10	$551,700	$18,548
J. Matthew Bond	02/03/2006	$0	$100,000	$162,500	$0	$25,000	$25,000	922	50,000	$26.10	$613,000	$12,724
David W. Dockhorn	02/03/2006	$0	$125,000	$187,500	$0	$0	$0	226	25,000	$26.10	$306,500	$3,119
Monika Pietrek	02/03/2006	$0	$125,000	$187,500	$0	$0	$0	1,810	37,500	$26.10	$459,750	$24,978
Bruce A. Teplitzky	02/03/2006	$0	$175,000	$262,500	$0	$0	$0	—	37,500	$26.10	$459,750	$0

(1)	The amounts shown in column (c) reflect the minimum payment level (0%) under the Company’s Bonus Plan for fiscal year 2006. The amounts shown in column (d) reflect the named executive officer’s target bonus amount as stated in the named executive officer’s employment agreement. The amounts shown in column (e) reflect 150% of the target amount, which was the maximum potential payout for fiscal year 2006. No actual payouts were made to any named executive officers for fiscal year 2006. Mr. Bieker began his employment in December 2006 and was not eligible for a bonus in fiscal year 2006.

(2)	In 2006, Mr. Donnelly elected to defer 33% of his 2006 earned bonus to the MSPP. Mr. Bond elected to defer the lesser of 30% of his 2006 earned bonus or $25,000. However, they did not earn bonuses in 2006. Dr. Dockhorn, Dr. Pietrek and Mr. Teplitzky did not choose to participate in the MSPP in 2006. Mr. Bieker began his employment in December 2006 and was, accordingly, not eligible to participate in the MSPP in 2006.

(3)	The amounts shown in column (i) represent the total number of stock rights, both vested and unvested, owned by the named executive officer under the MSPP.

(4)	The option grants shown in column (j) were awarded under the Company’s 2004 Incentive Award Plan in 2006.

(5)	The value of a stock or option award is based on the fair value as of the grant date of such award determined pursuant to FAS 123(R). The assumptions used to calculate the value of stock and option awards are set forth under Note 11 to the Notes of Consolidated Financial Statements in our 2006 Annual Report on Form 10-K.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

						Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
	Option Awards							Awards:	Market or
			Equity					Number	Payout
			Incentive					of	Value
			Plan				Market	Unearned	of Unearned
			Awards:			Number	Value of	Shares,	Shares,
			Number of			of Shares	Shares or	Units or	Units
	Number of	Number of	Securities			or Units	Units of	Other	or Other
	Securities	Securities	Underlying			of Stock	Stock	Rights	Rights
	Underlying	Underlying	Unexercised	Option		That	That	That	That
	Unexercised	Unexercised	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Options (#)	Options (#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable(1)	(#)	($)	Date(2)	(#)	($)(3)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Terrance J. Bieker	—	40,000	—	$25.00	12/21/2013	—	—	—	—
Patrick K. Donnelly	320,000	—	—	$3.28	06/28/2011	672	$16,981	—	—
	96,000	—	—	$6.56	08/16/2012
	45,000	45,000	—	$19.00	11/17/2011
	—	45,000	—	$26.10	02/03/2013
J. Matthew Bond	22,234	—	—	$6.56	08/16/2012	461	$11,649	—	—
	17,000	7,000	—	$7.50	01/15/2013
	12,500	12,500	—	$19.00	11/17/2011
	—	50,000	—	$26.10	02/03/2013
David W. Dockhorn	120,526	—	—	$3.28	06/28/2011	113	$2,856	—	—
	48,000	—	—	$6.56	08/16/2012
	20,000	20,000	—	$10.63	02/03/2014
	25,000	25,000	—	$19.00	11/17/2011
	—	25,000	—	$26.10	02/03/2013
Monika Pietrek	32,000	—	—	$6.56	08/16/2012	905	$22,869	—	—
	20,000	20,000	—	$10.63	02/03/2014
	12,500	12,500	—	$19.00	11/17/2011
	12,500	37,500	—	$30.31	09/30/2012
	—	37,500	—	$26.10	02/03/2013
Bruce A. Teplitzky	71,971	—	—	$3.28	06/28/2011	—	—	—	—
	48,000	—	—	$6.56	08/16/2012
	12,500	12,500	—	$19.00	11/17/2011
	12,500	37,500	—	$30.31	09/30/2012
	—	37,500	—	$26.10	02/03/2013

(1)	All option grants listed above vest at a rate of 25% per year over the first four years of the grant.

(2)	Grants which have an expiration date of 11/17/2011, 09/30/2012, 02/03/2013, and 12/21/2013 are seven year grants. Grants which have an expiration date of 06/28/2011, 08/16/2012, 01/15/2013, 02/03/2013, and 02/03/2014 are ten year grants.

(3)	Value is based on the closing price of the Company’s common stock of $25.27 on December 29, 2006, as reported on the Nasdaq Stock Market.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)(2)	($)(3)
(a)	(b)	(c)	(d)	(e)

Terrance J. Bieker	—	—	—	—
Patrick K. Donnelly	—	—	672	$18,547
J. Matthew Bond	13,000	$309,541	461	$12,724
David W. Dockhorn	—	—	113	$3,119
Monika Pietrek	10,000	$193,800	905	$24,978
Bruce A. Teplitzky	—	—	—	—

(1)	The value realized equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	Represents the number of stock rights funded by each named executive officer under the MSPP.

(3)	Represents the number of stock rights owned by each named executive officer under the MSPP times the Company’s closing price of $27.60 as of March 10, 2006 on the Nasdaq Stock Market, the date that the shares were fully vested and distributed.

Potential Payments upon Termination or Change in Control

Severance

Severance payments vary by title level. A termination event occurs if the named executive’s employment is terminated by death, by disability, by the Company without cause, or by the named executive for good reason. Arrangements are identical for Mr Bond, Dr. Dockhorn, and Mr. Teplitzky, who all occupy the executive vice president level. For each of them, upon a termination event we provide accrued but unpaid base salary (including accrued paid time off) through the date of termination, full base salary for twelve months, and reimbursed health benefits for twelve months. In Dr. Pietrek’s case, if we terminate her employment without proper cause, we are bound by a notice period of twelve months to the end of the month. If her agreement terminates by reason of death, or if Dr. Pietrek terminates her employment for good reason, Dr. Pietrek will be entitled to a severance payment equal to twelve months base salary and car allowance. In addition, Dr. Pietrek is entitled to receive 75% of her most recent monthly contractual remuneration during her post-contractual non-competition period. In each of these agreements, good reason is defined as a material breach by the Company, a diminution of title, authority, duties or responsibilities, or the requirement to relocate more than 35 miles from the individual’s then current location.

In Mr. Bieker’s case, as chief executive officer, under the employment agreement entered into on May 7, 2007, a termination event occurs if his employment is terminated by death, by disability, by the Company for cause, by the board without cause, by Mr. Bieker for good reason, or by Mr. Bieker without good reason. If Mr. Bieker is terminated for cause, resigns without good reason or is terminated on account of disability or death, he will only be entitled to accrued, but unpaid obligations (including base salary and paid time off through the date of termination, the unpaid bonus with respect to any completed fiscal year of the Company which has ended prior to his termination, accrued and vested benefits, and unreimbursed business expenses incurred through the termination date). If Mr. Bieker is terminated without cause or resigns for good reason, he will be entitled to (i) all accrued, but unpaid, obligations outlined above, (ii) a severance payment equal to his annual base salary and the target bonus at the time of termination, (iii) vesting and exercisability of outstanding stock options or other equity awards as governed by the terms of such awards, and (iv) the continued participation in the Company’s group medical, dental and other health benefit coverage for a 12-month period.

In the employment agreement for Mr. Bieker, entered into on May 7, 2007, for purposes of determining termination events, “cause” can be found where the named executive (i) commits a material breach of his employment agreement which he fails to cure within ten business days after written notice of such breach; (ii) fails to substantially perform his assigned duties and such failure continues for ten days after written demand for performance is delivered by the Company; (iii) engages in or causes willful misconduct which has a material adverse impact upon the reputation, business or financial condition of the Company; (iv) is convicted of or provides plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; or (v) willfully refuses to perform specific directives of the Company, which are consistent with the scope, ethics and nature of his duties and responsibilities.

In the employment agreements for Mr. Bond, Dr. Dockhorn, and Mr. Teplitzky, for purposes of determining termination events, “cause” can be found where a named executive (i) commits a material breach of his employment agreement and fails to cure such breach within five business days after written notice of said breach; (ii) fails to competently perform his material assigned duties; (iii) engages in or causes an act that has a material adverse impact on the reputation, business, business relationships or financial condition of the Company; (iv) is convicted of or provides plea of guilty or nolo contendre to a felony or any crime involving moral turpitude; (v) commits gross misconduct, dishonesty, or fraud; or (vi) willfully refuses to perform specific directives of the Company, which are consistent with the scope, ethics and nature of his duties and responsibilities.

On December 14, 2006, Mr. Donnelly resigned as president, chief executive officer and a director of PRA, its subsidiaries and affiliates. In connection with his resignation, the Company entered into a separation agreement with Mr. Donnelly, providing for, first, his resignation as president and chief executive officer of PRA, as a member of the board and as officer or director of any parent, subsidiary, or affiliate of the Company; and second, his termination as an employee of PRA, effective December 31, 2006. Mr. Donnelly signed a separation agreement that, upon his continued compliance with certain restrictive covenants and general release of any claims against us, entitles Mr. Donnelly to receive an aggregate of $1,000,000 payable in equal installments during the twenty-nine months following December 31, 2006 and eighteen months of healthcare coverage, at our expense, for him, his spouse and his dependents. These payments are being delayed for a period of six months as a result of Section 409A of the Internal Revenue Code of 1986, as amended. In addition, Mr. Donnelly’s options to purchase shares of our common stock which vested as of December 31, 2006 will continue to be governed by applicable option agreements and by the PRA International 2004 Incentive Award Plan. Mr. Donnelly forfeited all outstanding options to purchase PRA common stock which were not vested as of December 31, 2006.

Mr. Donnelly’s separation agreement also requires him to provide reasonable consulting services to us, our subsidiaries and affiliates beginning on December 31, 2006 and ending on June 30, 2008. During the first six months after December 31, 2006, Mr. Donnelly is entitled to receive $2,000 for every day (or any portion) he renders consulting services to PRA. Beginning on the seventh month after December 31, 2006 and ending on June 30, 2008, Mr. Donnelly is entitled to receive the difference between $200,000 and the aggregate amount paid to him for consulting services rendered to PRA.

Change in Control

For Mr. Bond, Dr. Dockhorn, and Mr. Teplitzky, if the named executive’s employment is terminated without cause or by reason of disability, or the named executive terminates his employment for good reason within twelve months after a change in control of PRA International, the named executive is entitled to termination payments as outlined above with respect to severance payments, except that the period of base salary and health benefits lasts for twenty-four months instead of twelve.

In Mr. Bieker’s case, under the employment agreement dated May 7, 2007, if Mr. Bieker is terminated by the Company other than for cause or resigns for good reason within one year of a change in control that occurs before or on December 31, 2007, Mr. Bieker will be entitled to a lump-sum payment equal to his termination payments as outlined above with respect to severance payments. If Mr. Bieker is terminated by the Company other than for cause or resigns for good reason within one year of a change in control that occurs after December 31, 2007, Mr. Bieker will be entitled to a lump-sum payment equal to two times his termination payments as outlined above with respect to severance payments as well as continued participation in the Company’s group medical, dental and other health benefit coverage for a 24-month period. In Dr. Pietrek’s case, if, within twelve months after a change of control, she is terminated without proper cause, we are bound by a notice period of twelve months to the end of the month and Dr. Pietrek is entitled to a severance payment equal to twelve months base salary and car allowance. If, within twelve months after a change in control, Dr. Pietrek terminates her employment for good reason, then Dr. Pietrek will be entitled to a severance payment equal to twenty-four months base salary and car allowance. In addition, Dr. Pietrek is entitled to receive 75% of her most recent monthly contractual remuneration during her post-contractual non-competition period. In all change in control circumstances, the severance payments would be paid as a lump sum upon the termination event, rather than according to a regular bi-monthly pay schedule.

In all executive employment agreements, a “change in control” includes such events as: the sale of all or substantially all of our assets; a merger or consolidation with any other corporation such that over half of the current voting shares change ownership; or any transaction where a single person becomes the beneficial owner of more than 30% of our securities.

Gross-up payments and Non-competition restrictions

Mr. Bond, Dr. Dockhorn, and Mr. Teplitzky are also entitled to a tax gross up in the event that any amounts payable to them in connection with their employment agreements are subject to the 20% excise tax applicable to excess parachute payments under Section 4999 of the Internal Revenue Code. This tax gross up is designed to put the executive in the position he would have occupied if such excise tax did not apply. Mr. Bond, Dr. Dockhorn, and Mr. Teplitzky are all subject to a non-competition restriction with named competitors for the duration of their employment and, following their termination, for a period of twelve months (twenty-four months in the event they are terminated without cause, terminated by reason of disability, or terminate the agreement for good reason within twelve months after a change in control and, under such circumstances, the non-competition restriction is not limited to named competitors).

Dr. Pietrek is also entitled to a tax gross up in the event that any amounts payable to her in connection with the employment agreement are subject to the 20% excise tax applicable to excess parachute payments under Section 4999 of the Internal Revenue Code. This tax gross up is designed to put Dr. Pietrek in the position she would have occupied if such excise tax did not apply. Dr. Pietrek is subject to a non-competition restriction with named competitors for the duration of her employment (including her notice period) and, following her termination, for a period of twelve months. In the event Dr. Pietrek is terminated without proper cause or terminates her employment for good reason within twelve months after a change in control, the non-competition restriction is not limited to named competitors.

Under a change in control, under his employment agreement as interim chief executive officer, Mr. Bieker was not entitled to a tax gross up and was subject to customary non-competition, non-solicitation, confidentiality, non-disparagement and proprietary information covenants. Under his new employment agreement as chief executive officer, Mr. Bieker is entitled to a tax gross up and is subject to customary non-competition, confidentiality and non-disparagement covenants.

The tables below reflect the amount of compensation payable to each of our named executives upon termination of employment. The tables show the amount of compensation payable to each named executive officer upon termination without a change in control and upon termination following a change in control. The amounts shown assume, for illustrative purposes, that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the named executives upon their termination. The actual amounts to be paid out can be determined only at the time of actual separation from the Company.

Termination without a Change in Control

	Salary	Benefits or	Accelerated	Share/Unit
Name	Continuation(1)	Perquisites(2)	Option/SAR Vesting	Distribution(3)

Terrance J. Bieker	$35,417	$20,554	$0	$0
J. Matthew Bond	$240,500	$0	$0	$11,649
David W. Dockhorn	$297,000	$11,834	$0	$2,856
Monika Pietrek	$290,934	$35,303	$0	$22,869
Bruce A. Teplitzky	$240,500	$23,790	$0	$0

(1)	For Mr. Bieker, the amount in this column reflects the payment of thirty days base salary in the event of a notice by the Company of an immediate termination of his employment. The amounts in this table for Mr. Bieker reflect the interim chief executive officer employment agreement in place between Mr. Bieker and the Company as of December 31, 2006. For Mr. Bond, Dr. Dockhorn, and Mr. Teplitzky, the amounts in this column reflect the payment of twelve months base salary, payable in the event of a termination by death, by the Company for disability, by the Company without cause, or by the named executive officer for good reason. The payments are payable bi-monthly at the same time the named executive officer would otherwise receive such base salary if still employed. For Dr. Pietrek, the amount in this column reflects the payment of twelve months base salary, payable in the event of a termination by death, by the Company without cause, or by Dr. Pietrek for good reason. The payments are payable in the same manner that Dr. Pietrek would otherwise receive such base salary if still employed.

(2)	For Mr. Bieker, the amount in this column represents the estimated value of health benefits pursuant to COBRA coverage reimbursed by the Company for the first eighteen months under the Company’s health benefit plan under which he was receiving coverage. The amounts in this table for Mr. Bieker reflect the interim chief executive officer employment agreement in place between Mr. Bieker and the Company as of December 31, 2006. For Mr. Bond, Dr. Dockhorn, and Mr. Teplitzky, the amounts in this column represent the estimated value of health benefits pursuant to COBRA coverage reimbursed by the Company for the first twelve months under the Company’s health benefit plan under which they were receiving coverage. For Dr. Pietrek, the amounts in this column represent $11,926 in car allowance for twelve months plus $23,377 which represents 75% of her most recent monthly contractual remuneration during her post-contractual non-competition period.

(3)	Amounts in this column reflect the estimated value of MSPP awards at termination.

Termination in connection with a Change in Control

			Accelerated		Accelerated
	Salary	Benefits or	Option/SAR		Share/Unit
Name	Continuation(1)	Perquisites(2)	Vesting(3)		Vesting(3)	Tax Gross-Up

Terrance J. Bieker	$35,417	$20,554	$10,800	(4)	$0	$0
J. Matthew Bond	$481,000	$0	$202,765	(5)	$23,298	$0
David W. Dockhorn	$594,000	$23,668	$449,650	(6)	$5,712	$0
Monika Pietrek	$581,868	$35,303	$371,275	(7)	$45,738	$0
Bruce A. Teplitzky	$481,000	$47,580	$78,375	(8)	$0	$0

(1)	For Mr. Bieker, the data within this table reflects the terms of his employment agreement as interim chief executive officer as of December 31, 2006, prior to the execution of his new employment agreement on May 7, 2007, which does contain change in control protection. The amount in this column for Mr. Bieker reflects the payment of thirty days base salary in the event of a notice by the Company of an immediate termination of his employment. For Mr. Bond, Dr. Dockhorn, and Mr. Teplitzky, the amounts in this column reflect the payment of twenty-four months base salary, payable in the event of a termination by the Company for disability, by the Company without cause, or by the named executive officer for good reason. The payments are payable in a lump sum on the termination date. For Dr. Pietrek, the amount in this column reflects the payment of twenty-four months base salary, payable in the event of a termination by the Company without cause or by Dr. Pietrek for good reason. The payments are payable in a lump sum on the termination date.

(2)	For Mr. Bieker, the amount in this column represents the estimated value of health benefits pursuant to COBRA coverage reimbursed by the Company for the first eighteen months under the Company’s health benefit plan under which he was receiving coverage. For Mr. Bond, Dr. Dockhorn, and Mr. Teplitzky, amounts in this column represent estimated value of health benefits pursuant to COBRA coverage reimbursed by the Company for the first twenty four months under the Company’s health benefit plan under which they were receiving coverage. For Dr. Pietrek, the amounts in this column represent $11,926 in car allowance for twelve months plus $23,377 which represents 75% of her most recent monthly contractual remuneration during her post-contractual non-competition period.

(3)	Amounts in these columns reflect the estimated value of these awards from acceleration of the vesting date and elimination of the risk of forfeiture.

(4)	Includes options exercisable for 40,000 shares, the vesting of which upon a change in control may be accelerated in the discretion of the compensation committee of the board of directors under the terms of the PRA International 2004 Incentive Award Plan.

(5)	Includes options exercisable for 62,500 shares, the vesting of which upon a change of control may be accelerated in the discretion of the compensation committee of the board of directors under the terms of the PRA International 2004 Incentive Award Plan and options exercisable for 7,000 shares which automatically vest upon a change in control under the terms of the PRA Holdings, Inc. Stock Option Plan.

(6)	Includes options exercisable for 70,000 shares, the vesting of which upon a change in control may be accelerated in the discretion of the compensation committee of the board of directors under the terms of the PRA International 2004 Incentive Award Plan.

(7)	Includes options exercisable for 87,500 shares, the vesting of which upon a change of control may be accelerated in the discretion of the compensation committee of the board of directors under the terms of the PRA 2004 International Incentive Award Plan and options exercisable for 20,000 shares which automatically vest upon a change in control under the terms of the PRA Holdings, Inc. Stock Option Plan.

(8)	Includes options exercisable for 87,500 shares, the vesting of which upon a change in control may be accelerated in the discretion of the compensation committee of the board of directors under the terms of the PRA International 2004 Incentive Award Plan.

Director Compensation

The table below summarizes the compensation information for the fiscal year ended December 31, 2006 for each of our non-employee directors who are not employed by Genstar Capital, L.P.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash ($)	Awards ($)	Awards ($)(1)(2)(3)	Compensation ($)	Earnings	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Melvin D. Booth	$114,250	—	$117,211	—	—	—	$231,461
Robert E. Conway	$92,500	—	$111,540	—	—	—	$204,040
Judith A. Hemberger	$54,000	—	$131,685	—	—	—	$185,685
Armin M. Kessler	$91,000	—	$155,342	—	—	—	$246,342

(1)	The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted, excluding the impact of estimated forfeitures, to each of the non-employee directors who are not employed by Genstar Capital, L.P. in 2006 as well as prior fiscal years, in accordance with FAS 123(R). The assumptions used to calculate the value of these awards are set forth under Note 11 to the Notes of Consolidated Financial Statements in our 2006 Annual Report on Form 10-K.

(2)	On January 31, 2006, Mr. Kessler received an option grant exercisable for 10,000 shares. The grant date fair value of this award was $12.30 per share for a total grant date fair value of $123,000. On November 17, 2006, Mr. Booth, Mr. Conway and Ms. Hemberger each received an option grant exercisable for 10,000 shares. The grant date fair value of these awards was $13.77 per share for a total grant date fair value of $137,700. On December 21, 2006, Mr. Booth received an option grant exercisable for 70,000 shares. The grant date fair value of this award was $10.78 per share for a total grant date fair value of $754,600. The assumptions used to calculate the value of these awards are set forth under Note 11 to the Notes of Consolidated Financial Statements in our 2006 Annual Report on Form 10-K.

(3)	As of December 31, 2006, the aggregate number of outstanding options for each non-employee director not employed by Genstar Capital, L.P. were as follows: Mr. Booth, 130,000; Mr. Conway, 60,000; Mr. Kessler, 50,000; and Ms. Hemberger, 50,000.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2006. Based upon such review and discussions, the members of the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis for the year ended December 31, 2006 be included in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission.

Members of the Compensation Committee

Robert E. Conway, Chairman
Armin M. Kessler
Judith A. Hemberger

Compensation Committee Interlocks and Insider Participation

During 2006, none of our executive officers served as a director or member of the board of directors or compensation committee of any entity that has one or more officers serving as a director or member of our compensation committee.

Audit Committee Report

In accordance with the written charter adopted by our board of directors, the audit committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of our financial reporting processes. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.

In this context, the audit committee has met and held discussions with management and the independent auditors. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm. The audit committee also discussed with our independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380).

In addition, the audit committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees), and has discussed with the independent auditors the auditors’ independence from PRA and its management.

The audit committee discussed with our independent auditors the overall scope and plans for their respective audits. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our accounting principles.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of our audited financial statements for the year ended December 31, 2006 in our 2006 annual report on Form 10-K for filing with the Securities and Exchange Commission. The audit committee also recommended to the board of directors the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007, and the board of directors concurred in the committee’s recommendation.

Members of the Audit Committee

Melvin D. Booth, Chairman
Robert E. Conway
Armin M. Kessler

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

PROPOSAL 2:

RATIFICATION OF AUDITORS

At the recommendation of our audit committee, our board of directors has reappointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2007. In making this appointment, our audit committee and board of directors considered whether the audit and non-audit services PricewaterhouseCoopers LLP provides are compatible with maintaining the independence of the Company’s outside auditors. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire. In addition, representatives of PricewaterhouseCoopers LLP are expected to be available to respond to appropriate questions.

Fees Paid to the Independent Auditors

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2006	2005

Audit Fees	$1,268,206	$1,039,503
Audit-Related Fees	$207,955	$94,573
Tax Fees	$30,000	$0
All Other Fees	$0	$0

Total	$1,506,161	$1,134,076

All of the fees listed above were approved under the approval provisions of paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X.

The fees listed above under “Audit Fees” relate to services in connection with the audit of our annual financial statements for the fiscal years ended December 31, 2006 and December 31, 2005.

The fees listed above under “Audit-Related Fees” relate to services in connection with due diligence regarding various acquisition activities in 2006, our secondary offering dated June 14, 2005, due diligence procedures in 2005, and the audit of our employee benefit plan for 2005.

The fees listed above under “Tax Fees” relate to tax compliance services, tax consulting services, and related costs for the fiscal year ended December 31, 2006.

There were no other fees billed by PricewaterhouseCoopers LLP relating to any other services.

The audit committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

The audit committee is responsible for appointing our independent registered public accounting firm and overseeing the services it provides to us. The audit committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. Under this policy, the audit committee has specified categories of audit services, audit-related services and tax services that are pre-approved, subject to appropriate documentation and other requirements. In addition, the audit committee has specified categories of other services that our independent registered public accounting firm is precluded from providing to us. All of our audit and related services listed above were pre-approved by the audit committee in accordance with this policy.

The board of directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Certain Relationships and Related Transactions

The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for obtaining information through questionnaires and other appropriate procedures from the directors and executive officers with respect to related-person transactions and then determining whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the audit committee reviews and approves or ratifies any related-person transaction that is required to be disclosed. In the course of its review and approval or ratification of a related-party transaction for which disclosure is required, the audit committee considers: the nature of the related-person’s interest in the transaction; the material terms of the transaction; the importance of the transaction to the related person and to the Company, and the extent to which the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and any other matters deemed appropriate by the audit committee. These policies and procedures have been communicated to, and are periodically reviewed with, our directors and executive officers. All related-party transactions described in this proxy statement have been reviewed in accordance with this policy.

Pharma eMarket, LLC

We own 20% of the membership interests of Pharma eMarket, LLC, a provider of staffing services. As part of our operating agreement with Pharma eMarket, we are entitled to have one seat on their board of directors. Currently, J. Matthew Bond is acting as our representative on the board of directors of Pharma eMarket. David W. Dockhorn owns 4.8% of the membership interests in Pharma eMarket. In addition, The Robert J. Dockhorn Revocable Trust owns 4.8% of the membership interests of Pharma eMarket. Robert J. Dockhorn is the father of David W. Dockhorn. We paid approximately $144,266 to Pharma eMarket for staffing services rendered to us in 2006.

Leased Facilities from Dockhorn Properties, LLC

In 2006, we leased one building from Dockhorn Properties, L.L.C. David W. Dockhorn holds a 5% membership interest in Dockhorn Properties, L.L.C. We paid rent under the lease of approximately $434,270 in 2006. The lease term expires on December 31, 2009. Under the terms of the lease, we have exercised our option to terminate the lease as of September 30, 2007 in exchange for a termination fee of approximately $230,000, 50% of which was paid in March 2007 and the balance payable on or before September 30, 2007.

Registration Rights Agreement

Certain of our stockholders have entered into a registration rights agreement with us, under which they may require us at any time to file a registration statement under the Securities Act to register the sale of shares of our common stock, subject to certain limitations. Pursuant to the exercise of demand registration rights by Genstar Capital Partners III, L.P., we filed a registration statement on March 7, 2006 to register the resale of up to 5 million shares of our common stock held by Genstar, certain of our officers, directors, and other parties. We are required to pay all registration expenses in connection with the first six of these demand registrations under the registration rights agreement. The exercise of a demand registration right, when made, entitles the other existing stockholders to notice of the registration and allows them to include their shares of common stock in the registration. Our registration rights agreement also grants “piggyback” registration rights in connection with registered offerings of common stock that we initiate, for which we must pay all expenses.

Stockholders Agreements

We have entered into agreements with certain stockholders that contain provisions requiring certain of our stockholders to submit to a sale of PRA upon the satisfaction of stated conditions; allow all stockholders to participate in certain transfers proposed by the majority stockholders; provide a right of first refusal in our favor and in favor of certain of our stockholders with respect to sales by certain of our stockholders; grant preemptive rights to certain stockholders should we undertake to issue new securities upon certain conditions being met; and in some instances grant “piggyback” registration rights under the registration rights agreement described above.

Nomination of Directors

Under an agreement we entered into with Genstar Capital Partners III, L.P. and Stargen III, L.P., each of Genstar and Stargen has the right to elect one of our directors so long as it holds any shares of our common stock.

Employment Agreements

We have employment agreements with our named executive officers, as described above in “Employment Agreements.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires directors and executive officers and persons, if any, owning more than ten percent of a class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity and equity derivative securities. We assist our directors and officers in monitoring transactions and filing the appropriate Section 16 reports on their behalf. Based solely upon a review of the copies of such reports and written representations from such reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors, and greater than ten percent stockholders were complied with on a timely basis for the year ended December 31, 2006 except as follows. Due to an administrative error, a transaction involving Dr. Monika Pietrek’s grant of 40,000 options of the Company’s common stock was not timely reported on her original Form 3, filed in November 2004. This error has since been corrected on an amended Form 3, filed in March 2007.

Proposals by Stockholders for 2008

Stockholder proposals intended for inclusion in next year’s proxy statement under Securities and Exchange Commission Rule 14a-8 should be sent to our principal executive offices and must be received by December 31, 2007. As the rules of the Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with our bylaws, to be properly brought before the 2008 annual meeting, a stockholder’s notice of the matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to our corporate secretary at our principal executive offices not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. As a result, any notice given by a stockholder under these provisions of our bylaws (rather than under Rule 14a-8 under the Securities Exchange Act of 1934, as amended) must be received no earlier than February 12, 2008 nor later than March 12, 2008. If our annual meeting date is more than thirty days before or more than seventy days after June 12, 2007, however, our bylaws provide that the stockholder’s notice must be delivered to our secretary at our principal executive offices not earlier than the close of business on the one hundred twentieth day prior to the annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which we publicly announce the date of our meeting.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws. We will not consider any proposal or nomination that does not meet the bylaw requirements and the requirements for submitting a proposal or nomination under applicable rules of the Securities and Exchange Commission. Such notices should be addressed to Secretary, PRA International, 12120 Sunset Hills Road, Suite 600, Reston, Virginia 20190. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. In addition, the fact that we may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

Where You Can Find More Information

We are subject to the information filing requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, file certain reports and other information with the SEC relating to our business, financial condition and other matters. You may read and copy any reports, statements or other information that the Company filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of these materials can be obtained, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information.

Any person from whom proxies for the meeting are solicited may obtain, if not already received, from the Company, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, by written request addressed to PRA International, 12120 Sunset Hills Road, Suite 600, Reston, Virginia 20190, Attention: Investor Relations Department. The Annual Report on Form 10-K is not soliciting material and is not incorporated in this document by reference.

In order to obtain any documents you request from the Company in time for the annual meeting, you must request the documents from the Company by June 5, 2007, which is five business days prior to the date of the annual meeting.

You should rely only on the information contained in this document to vote your shares of common stock at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 14, 2007. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This document does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such solicitation in that jurisdiction.

APPENDIX A

PRA Audit Committee Charter

Purpose

The Purpose of the Audit Committee of the Board of Directors (the “Board”) of PRA International, a Delaware corporation (the “Company”), is to oversee the accounting, auditing and financial reporting practices of the Company and its Affiliates. The Audit Committee (the “Committee”) should provide an appropriate communications channel with the Board, independent auditors and financial management.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

The Committee’s responsibility is limited to oversight. Although the Committee has the responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. These are the responsibilities of management, the internal auditor (or others responsible for the internal audit function, including contracted non-employees or audit or accounting firms engaged to provide internal audit services)(the “internal auditor”) and the independent auditor.

Further, auditing literature, particularly Statement of Accounting Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the terms “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

Composition

The Committee shall be composed of at least three members of the Board; provided, that if at any time there is a vacancy on the Committee and the remaining members meet all membership requirements, then the Committee may consist of two members until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the vacancy.

Each Committee member must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Members of the Committee are not required to be engaged in the accounting or auditing profession and, consequently, some members may not be experts in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In addition, at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the Securities and Exchange Commission (the “SEC”) or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.”

Each Committee member shall satisfy the independence requirements of the NASDAQ Stock Market and Rule 10A-3(b)(1) under the Exchange Act; provided that if a member of the Committee ceases to be independent for reasons outside the member ’s reasonable control, then the member may remain on the Committee until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the event that caused the member to cease to be independent.

The members of the Committee, including the Chairperson of the Committee, shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Committee members may be removed from the Committee, with or without cause, by the Board.

Functions and Authority

The operation of the Committee shall be subject to the provisions of the Bylaws of the Company, as in effect from time to time, and to Delaware General Corporation Law. The Committee shall have the full power and authority to carry out the following responsibilities:

Interaction with the Independent Auditor

1. Appointment and Oversight. The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

2. Pre-Approval of Services. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to PRAPOL 053 Audit and Non-audit Services Pre-approval Policy established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. In accordance with PRAPOL 053, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

3. Independence of the Independent Auditor. The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

a. The Committee shall obtain and review a report prepared by the independent auditor describing:

i. the auditing firm’s internal quality-control procedures and

ii. any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

b. The Committee shall ensure that the independent auditor prepare and deliver, at least annually, a written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor. If the

Committee determines that further inquiry is advisable, the Committee shall take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

c. The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

d. The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company are compatible with maintaining the independence of the independent auditor.

Annual Financial Statements and Annual Audit

4. Meetings with Management, the Independent Auditor and the Internal Auditor.

a. The Committee shall meet with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

b. The Committee shall review and discuss with management and the independent auditor:

i. major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

ii. any analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and

iii. the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

c. The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5. Separate Meetings with the Independent Auditor.

a. The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information on any significant disagreements with management and management’s response to such matters. Among the items that the Committee should consider reviewing with the Independent Auditor are:

i. any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise);

ii. any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and

iii. any “management” or “internal control” letter issued, or proposed to be issued by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

b. The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding:

i. all accounting policies and practices to be used that the independent auditor identifies as critical;

ii. all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

iii. all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

c. The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

6. Recommendation to Include Financial Statements in Annual Report. The Committee shall, based on the review and discussions in paragraph 4(c) and 5(c) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(b) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

7. Meetings with Management and the Independent Auditor. The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Internal Audit

8. Appointment and Compensation. The internal auditor shall report directly to the Committee for all matters other than day-to-day administrative matters, for which the internal auditor shall work with the management of the Company. With respect to the internal auditor, the Committee may consult on matters regarding initiating and terminating their employment, evaluating their performance and determining their compensation.

9. Separate Meetings with the Internal Auditor. The Committee shall meet periodically with the Company’s internal auditor to discuss the responsibilities, budget, and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant Committee attention. The Committee shall discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

Other Powers and Responsibilities

10. The Committee shall discuss with management and the independent auditor the Company’s earnings press release (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e. discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

11. The Committee shall review all related-party transactions on an ongoing basis and all such transactions must be approved by the Committee.

12. The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

13. The Committee shall discuss with the Company’s legal counsel, or outside counsel, any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

14. The Committee shall request assurances from management, the independent auditor and the Company ’s internal auditors that the Company’s foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.

15. The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management. The Committee shall discuss with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

16. The Committee shall review and assess at least annually, the procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters as defined in PRAPOL 054 which includes the procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

17. The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements required by Item 306 of Reg. S-K, for inclusion in each of the Company’s annual proxy statements.

18. The Committee, through its Chairperson, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

19. The Committee shall review the Company’s computer information systems with the particular emphasis on procedures, controls and security protection against computer fraud and misuse from both within and outside the Company.

20. The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

21. The Committee shall review and reassess at least annually the adequacy of this Charter and submit any recommended changes to the Board for its consideration and approval.

22. The Committee shall perform any other oversight functions as determined by the full Board.

Meetings and Procedures

The Chairperson (or in his or her absence, a member designated by the Chairperson) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet at least once during each fiscal quarter times and more frequently as the Committee deems necessary and desirable. The Committee shall meet separately, periodically, with management, with the internal auditor and with the independent auditor.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

Minutes and Reports

Minutes of each meeting of the Committee shall be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company in accordance with PRAPOL 031, Corporate Records Retention Policy. The Chairperson of the Committee shall report to the Board from time to time or whenever so requested by the Board.

0
PRA INTERNATIONAL
This proxy solicited by the Board of Directors for the
Annual Meeting of Stockholders on June 12, 2007, 9:00 A.M.
     The undersigned stockholder of PRA International, a Delaware corporation (the “Company”), hereby constitutes and appoints William (Bucky) Walsh, III and Spiro P. Fotopoulos, and each of them, as proxies (the “Proxy Holders”) for the undersigned, with full power of substitution in each, to attend the annual meeting of stockholders of the Company to be held at PRA International, 655 Tyee Road, Victoria, British Columbia, Canada, V9A 6X5, on June 12, 2007 at 9:00 A.M., local time, and any adjournment, continuation or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the annual meeting with all powers possessed by the undersigned if personally present at the annual meeting.
     When properly executed, this Proxy will be voted in the manner directed herein by the undersigned stockholder(s). If this Proxy is executed, but no direction is given, this Proxy will be voted FOR the proposals set forth on the reverse side thereof. Stockholders who plan to attend the meeting may revoke their proxy by attending and casting their vote at the annual meeting in person.
     The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of 2007 Annual Meeting of Stockholders and the proxy statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given with respect to such meeting.
(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
PRA INTERNATIONAL
June 12, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê     Please detach along perforated line and mail in the envelope provided.   ê
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS SET FORTH BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS - To serve three-year terms:					2.	RATIFICATION OF AUDITORS	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡ ¡	Melvin D. Booth Robert E. Conway Gregory P. Spivy
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, such proxy will be voted “FOR” the proposals.

THESE PROPOSALS ARE FULLY EXPLAINED IN THE ENCLOSED NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT. TO VOTE YOUR PROXY PLEASE MARK BY PLACING AN “X” IN THE APPROPRIATE BOX, SIGN AND DATE THE PROXY.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See Instruction below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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